EXHIBIT 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP FILES QUARTERLY REPORTS FOR THE MARCH 31, 2007 AND
JUNE 30, 2007 QUARTERS, BECOMING CURRENT IN ITS FINANCIAL REPORTING
•	Becomes current in its financial reporting

•	Reports net income for the six months ended June 30, 2007 of $46.6 million or $0.32 per common share (basic and diluted) as compared to $35.7 million or $0.19 per common share (basic and diluted) for the same period in 2006
San Juan, Puerto Rico, September 24, 2007 — First BanCorp (NYSE: FBP) (the “Corporation”) today announced the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007. With these filings the Corporation becomes current in SEC and New York Stock Exchange financial reporting requirements. “After a painstaking 24-month process, we are glad to have become current with SEC reporting requirements,” mentioned Luis M. Beauchamp, President and Chief Executive Officer of First BanCorp. “I am pleased we will be reporting in a normal cycle and continuing an open dialogue with shareholders and the investment community at large. I congratulate our team for its dual focus on fulfilling the Corporation’s reporting requirements while maintaining a sharp focus on the day-to-day implementation of our business strategies,” continued Mr. Beauchamp.
For the six months ended June 30, 2007, First BanCorp reported net income of $46.6 million, or $0.32 per common share (basic and diluted). Net income for the same period in 2006 was $35.7 million, or $0.19 per common share (basic and diluted). Results for 2007 and 2006 included one-time expenses of $8.5 and $11.4 million, respectively, in legal, accounting and consulting fees related to the Audit Committee’s internal review of certain mortgage-related transactions entered into between 1999 and 2005, related legal and regulatory issues and other matters and $0.8 million and ($68.1) million, respectively, of non-cash net gain (losses) resulting from the valuation of derivatives, basis adjustments on fair value hedges and the adoption of SFAS 159, effective January 1, 2007 (the “valuation changes”). (Refer to the “Net interest income” discussion on the June 30, 2007 Form 10-Q for a detailed explanation of the derivative and fair value accounting for both 2006 and 2007.)
Net interest income increased to $234.7 million for the six months ended June 30, 2007 as compared with $199.1 million for the same period in 2006. During 2007 and 2006, net interest income was impacted by the valuation changes. Excluding the valuation changes, net interest income would have been $233.9 million and $267.2 million for the six months ended June 30, 2007 and 2006, respectively, or a decrease of $33.3 million. The 2007 net interest income was affected by the $2.4 billion repayment of a secured commercial loan from a local financial institution, which lowered the credit concentration to that borrower. This loan yielded 150 basis points over 3-month LIBOR. The repayment decreased net interest income for the six months ended June 30, 2007 as compared to the same period in 2006 by approximately $15 million. Also, the LIBOR rate increased approximately 90 basis points during the first half of 2006. Although the LIBOR rate remained relatively unchanged during the first half of 2007, the increase in the LIBOR rate had a negative impact of $19 million on net interest income during the first half of 2007 due to our funding structure as the full increase of the LIBOR rate is reflected in the Corporation’s results of 2007. The decrease in the average balance of the investment portfolio of approximately $1.5 billion in the first half of 2007 as compared to the first half of 2006 did not have a material impact on net interest margin due to the sustained flatness of the yield curve as the Corporation continued to deleverage its balance sheet in an effort to eliminate the negative carry in the investment portfolio (refer to Table 2).
The exclusion of changes in the fair value of derivative instruments, including the ineffective portion of designated hedges after adoption of fair value hedge accounting, the basis adjustment amortization or accretion, and the changes in the fair value of SFAS 159, liabilities from net interest income provide additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of the financial instruments, the basis adjustment, and the changes in the fair value of SFAS 159 liabilities have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively, or on interest payments exchanged with swap counterparties. In addition, since the Corporation intends to hold the interest rate swaps until they mature because, economically, the interest rate swaps are satisfying their intended results, the unrealized changes in fair value will reverse over the remaining lives of the swaps.
The provision for loan and lease losses for the six months ended June 30, 2007 was approximately $49.5 million (116% of net charge-offs for the period) compared to $28.7 million (95% of net charge-offs for the period) for the six-month period ended June 30, 2006 or an increase of $20.8 million. The increase in the provision for the 2007 period as compared to 2006 was primarily due to increases in non—accruing loans and charge-offs coupled with the growth of the Corporation’s commercial loan portfolio (other than secured commercial loans to local financial institutions). In addition, during 2006 the Corporation experienced a reduction in its provision for loan losses due to the repayment of approximately $2.4 billion received in connection with the secured commercial loan extended to a local financial institution. The Corporation determined, based on an analysis of the credit quality, composition of its loan portfolio, and loan loss experience, that a higher provision was required during 2007, as compared to 2006, to maintain its level of loan and lease losses at an appropriate level. The increase in non-accrual loans and charge-offs during 2007, as compared to the first half of 2006, primarily reflected deteriorating economic conditions in Puerto Rico.
Net charge-offs for the first half of 2007 were $42.8 million or 0.77% of average loans on an annualized basis, compared to $30.2 million or 0.48% of average loans on an annualized basis for the same period in 2006. The increase in net charge-offs for the 2007 period, compared to 2006, was mainly associated with the Corporation’s consumer and finance lease portfolio as well as commercial loans due to higher delinquency levels experienced during 2007. The increase in net charge-offs is primarily the result of the aforementioned deteriorating economic conditions in Puerto Rico.

As previously announced on August 2, 2007, the Corporation has not experienced significant losses in either the residential real estate portfolio or commercial portfolio, which includes commercial mortgage, construction and commercial, mainly attributable to the fact that most of these loans have real estate collateral. “We continue to monitor very closely our reserve levels and continue to analyze specific loans in response to new information,” said Fernando Scherrer, Chief Financial Officer of the Corporation. “Although we have seen a slowdown and, in some specific areas a decrease in real estate values, FirstBank has a seasoned portfolio with adequate loan-to-value ratios”, continued Mr. Scherrer.
For the six months ended June 30, 2007, non-interest income amounted to $26.7 million as compared to $12.4 million for the same period in 2006, or an increase of $14.3 million. The increase was mainly attributable to: (i) a gain of $2.5 million during 2007 relating to the partial extinguishment and recharacterization of a secured commercial loan with a local financial institution, (ii) a gain of $2.8 million during 2007 relating to the sale of the credit card portfolio, and (iii) a loss in 2006 of $11.6 million on the partial extinguishment of a secured commercial loan to a local financial institution. During 2003 the Corporation sold substantially its entire credit card portfolio pursuant to a strategic alliance with MBNA (now Bank of America). During the first quarter of 2007, the Corporation sold the remaining portion of its portfolio, which consisted mainly of credit card loans in the U.S. Virgin Islands, thus expanding the strategic alliance into this territory (refer to Table 3).
Non-interest expense for the six months ended June 30, 2007 amounted to $152.8 million as compared to $142.8 million for the same period in 2006, or an increase of $10 million or 7%. The increase is mainly attributable to an increase of $5.7 million in employee compensation and benefits, resulting from normal salary increases and an increase in staff count associated with the Corporation’s loan originations and deposit gathering efforts, in particular the continued development of the FirstBank Florida franchise acquired in 2005, the development of the middle market operations, which started in 2005; and the addition of several new branches during late 2006 and early 2007. Also, the Corporation strengthened several support areas, including internal audit and compliance, credit risk management, finance and accounting, information technology and banking operations. “Under current market conditions, we do not expect an increase in staff count for the remainder of the year or even next year. We are confident that we now have the proper infrastructure both in the front end and back end to support the current levels of business as well as a significant amount of growth,” said Aurelio Alemán, Chief Operating Officer of the Corporation (refer to Table 4).
For the six months ended June 30, 2007, the Corporation recognized an income tax expense of $12.4 million (21% effective tax rate), compared to $4.3 million (11% effective tax rate) in the same period of 2006. The increase in income tax expense was mainly due to a decrease in deferred income tax benefits, resulting principally from lower unrealized losses on derivative instruments and the adoption of SFAS 159, partially offset by a decrease in the current income tax provision. Prior to the implementation of the long-haul method of effectiveness testing under SFAS 133 during the second quarter of 2006, the Corporation recorded as part of interest expense unrealized losses of $69.7 million in the valuation of derivative instruments during the first quarter of 2006, which resulted in higher deferred tax benefits for the first half of 2006 as compared to the same period of 2007. With the adoption of SFAS 159, effective January 1, 2007, unrealized and realized losses of $63.4 million in the valuation of derivative instruments recorded as part of interest expense were partially offset by unrealized gains in the valuation of SFAS 159 liabilities of $56.5 million. For the first half of 2007, the Corporation recognized a deferred tax benefit of $2.0 million compared to a deferred tax benefit of $26.5 million for the same period in 2006.
The current provision for income taxes for the first half of 2007 amounted to $14.4 million, compared to $30.6 million for the first half of 2006, a decrease of $16.2 million. The decrease in the current income tax provision for the first half of 2007 is mainly attributable to lower taxable income.
The Corporation adopted FIN 48 as of January 1, 2007. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The adoption of FIN 48 reduced the beginning balance of retained earnings as of January 1, 2007 by $2.6 million. Under FIN 48, income tax benefits are recognized and measured based upon a two-step model: 1) a tax position must be more likely than not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more likely than not to be sustained upon settlement. The difference between the benefit recognized in accordance with FIN 48 and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit.
The Corporation’s total assets as of June 30, 2007 amounted to $17.6 billion as compared to $17.4 billion as of December 31, 2006, an increase of $215 million. The increase in total assets as of June 30, 2007, compared to total assets as of December 31, 2006, was mainly the result of an increase in money market investments. During the second quarter of 2007, the Corporation temporarily invested proceeds from newly issued brokered certificates of deposit (“CDs”) in short-term money market investments in anticipation of expected maturities of brokered CDs during the second half of the year. In addition, loan originations for the six months of 2007 amounted to $1.9 billion compared to $2.7 billion during the same period of 2006. The decrease in originations was due to stricter underwriting standards in an effort to improve credit quality.
As of June 30, 2007, total liabilities amounted to $16.3 billion, an increase of $138.0 million as compared to $16.2 billion as of December 31, 2006. The increase in total liabilities was mainly due to an increase in brokered CDs and FHLB advances, partially offset by decreases in non-interest bearing deposits, federal funds purchased and securities sold under repurchase agreements, and notes payable. The increase in brokered CDs was principally due to the issuance of new brokered CDs in anticipation of expected maturities during the second half of the year. Notes payable decreased during the second quarter of 2007 due to the early redemption of the Corporation’s $150 million callable fixed-rate medium-term note. The Corporation’s decision was influenced by, among other things, the weighted-average cost of such note, which was above the Corporation’s weighted-average cost of funds.
The Corporation’s stockholders’ equity amounted to $1.3 billion as of June 30, 2007, an increase of $76.8 million compared to the balance as of December 31, 2006. The increase in stockholders’ equity for the six-month period ended June 30, 2007 is mainly composed of after-tax adjustments to beginning retained earnings of approximately $91.8 million as part of the adoption of SFAS 159 and net income of $46.6 million for the first half of 2007, partially offset by cash dividends of $31.8 million paid during the first half of 2007 and other comprehensive losses associated with the valuation of the Corporation’s securities available-for-sale portfolio of $30.1 million.
First BanCorp and its banking subsidiaries were “well-capitalized” for bank regulatory purposes as of June 30, 2007 (refer to Table 7). As of June 30, 2007, the total regulatory capital of the Corporation had increased to 13.69% from 12.60% as of June 30, 2006. In addition, upon the funding of the 10% investment by Scotiabank on August 27, 2007, the total capital of the Corporation is expected to increase another 79 basis points to approximately 14.48%.
“There is no doubt that these are tough times for the financial services industry in Puerto Rico. The flat-to-inverted yield curve, drop in consumer confidence and credit deterioration have impacted our results. However, the recent 50 basis points rate cut by the Federal Reserve, which may be the first in a series of cuts aimed at easing credit to stimulate economic growth, will benefit the Bank given our funding structure. The prospects of a normal yield curve should lead to an improvement of the net interest margin which has been compressed for the last year, which in turn should translate into earnings growth starting in the fourth quarter of 2007,” said Luis Beauchamp. “In addition, our business rationalization project has been focused on reducing non-interest expenses and we are actively managing the expense reduction opportunities.”
Subsequent Event
The Corporation announced on August 27, 2007 the completion of its sale of 9.250 million shares of First BanCorp’s common stock to Scotiabank (TSX, NYSE: BNS) in a private placement for a total purchase price of $94.8 million.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly Unibank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 153 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
This press release may contain “forward-looking statements” concerning First BanCorp’s (the “Corporation”) future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, the deteriorating economic conditions in Puerto Rico, the ability to obtain a final order approving the settlement of the shareholder litigation, interest rate risk relating to the secured loans to Doral Financial Corporation and R&G Financial Corporation, the continued repayment by Doral and R&G Financial of their outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent orders, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the ability to fund operations, changes in the interest rate environment, the deteriorating regional and national economic conditions, including the risks arising from credit and other risks of the Corporation’s lending and investment activities, particularly the condo conversion loans in its Miami Agency, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward- looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Exhibits of Results for the Quarter Ended June 30, 2007 and 2006, and the Six Months Ended June 30, 2007 and 2006
Table 1. Selected Financial Data

(In thousands except for per share and financial ratios)
	Quarter ended		Six Month Period Ended
	June 30,		June 30,
	2007	2006	2007	2006
Condensed Income Statements:
Total interest income	$305,871	$344,443	$604,456	$672,148
Total interest expense	188,656	218,205	369,806	473,091
Net interest income	117,215	126,238	234,650	199,057
Provision for loan and lease losses	24,628	9,354	49,542	28,730
Non-interest income	10,903	1,783	26,725	12,371
Non-interest expenses	73,454	71,040	152,818	142,778
Income before income taxes	30,036	47,627	59,015	39,920
Income tax expense	(6,241)	(15,824)	(12,388)	(4,254)
Net income	23,795	31,803	46,627	35,666
Net income attributable to common stockholders	13,726	21,734	26,489	15,528
Per Common Share Results:
Net income per share basic	$0.16	$0.26	$0.32	$0.19
Net income per share diluted	$0.16	$0.26	$0.32	$0.19
Cash dividends declared	$0.07	$0.07	$0.14	$0.14
Average shares outstanding	83,254	83,254	83,254	82,410
Average shares outstanding diluted	83,876	83,412	83,757	82,908
Book value per common share	$9.08	$7.32	$9.08	$7.32
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	0.56%	0.62%	0.54%	0.36%
Interest Rate Spread (1)	2.34	2.28	2.35	2.46
Net Interest Margin (1)	2.88	2.73	2.91	2.91
Return on Average Total Equity	7.16	10.91	7.45	6.05
Return on Average Common Equity	7.05	14.08	7.55	4.90
Average Total Equity to Average Total Assets	7.76	5.69	7.31	5.88
Dividend payout ratio	42.46	26.81	44.00	74.93
Efficiency ratio (2)	57.33	55.49	58.47	67.53
Asset Quality:
Allowance for loan and lease losses to loans receivable	1.47	1.35	1.47	1.35
Net charge-offs (annualized) to average loans	0.75	0.50	0.77	0.48
Provision for loan and lease losses to net charge-offs	1.17	0.61	1.16	0.95
Other Information:
Common Stock Price: End of period	$10.99	$9.30	$10.99	$9.30
1-	On a tax equivalent basis (see Note 1 to Table 2).

2-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring items and changes in the fair value of derivative instruments and financial instruments measured at fair value under SFAS 159.

Table 2. Statement of Average Earning Assets and Average Interest Bearing-Liabilities

Quarter ended June 30,	Average volume		Interest Income (1)/expense		Average rate (1)
	2007	2006	2007	2006	2007	2006
	(Dollars in thousands)
Earning assets:
Money market investments	$424,877	$2,081,151	$5,288	$24,904	4.99%	4.80%
Government obligations (2)	2,613,939	2,944,943	38,824	44,347	5.96%	6.04%
Mortgage-backed securities	2,340,279	2,559,381	29,295	31,805	5.02%	4.98%
Corporate bonds	27,819	26,140	458	424	6.60%	6.50%
FHLB stock	44,099	24,160	748	479	6.80%	7.95%
Equity securities	8,515	29,526	2	—	0.09%	0.00%

Total investments (3)	5,459,528	7,665,301	74,615	101,959	5.48%	5.34%

Residential real estate loans	2,877,844	2,583,195	46,847	41,836	6.53%	6.50%
Construction loans	1,447,779	1,495,293	31,403	32,094	8.70%	8.61%
Commercial loans	4,740,338	6,194,798	90,738	109,287	7.68%	7.08%
Finance leases	381,609	314,023	8,342	7,010	8.77%	8.92%
Consumer loans	1,737,817	1,783,936	50,794	53,353	11.72%	12.00%

Total loans (4) (5)	11,185,387	12,371,245	228,124	243,580	8.18%	7.90%

Total earning assets	$16,644,915	$20,036,546	$302,739	$345,539	7.30%	6.92%

Interest-bearing liabilities:
Interest-bearing deposits	$10,503,431	$13,054,199	$127,804	$148,557	4.88%	4.55%
Other borrowed funds	3,648,460	4,761,624	46,449	57,946	5.11%	4.88%
FHLB advances	675,530	230,426	9,001	2,867	5.34%	4.99%

Total interest-bearing liabilities (6)	$14,827,421	$18,046,249	$183,254	$209,370	4.96%	4.64%

Net interest income			$119,485	$136,169

Interest rate spread					2.34%	2.28%
Net interest margin					2.88%	2.73%

Six-month period ended June 30,	Average volume		Interest Income (1) / expense		Average rate (1)
	2007	2006	2007	2006	2007	2006
	(Dollars in thousands)
Earning assets:
Money market investments	$416,244	$1,523,506	$10,666	$34,879	5.17%	4.62%
Government obligations (2)	2,660,632	2,849,157	78,833	87,016	5.97%	6.16%
Mortgage-backed securities	2,361,926	2,603,591	59,268	68,237	5.06%	5.28%
Corporate bonds	28,304	26,278	935	858	6.66%	6.58%
FHLB stock	42,817	29,537	1,202	1,261	5.66%	8.61%
Equity securities	10,368	30,424	3	213	0.06%	1.41%

Total investments (3)	5,520,291	7,062,493	150,907	192,464	5.51%	5.50%

Residential real estate loans	2,840,729	2,504,730	92,368	82,137	6.56%	6.61%
Construction loans	1,466,238	1,397,757	63,216	58,903	8.69%	8.50%
Commercial loans	4,755,577	6,664,728	180,703	225,673	7.66%	6.83%
Finance leases	375,825	303,217	16,579	13,722	8.90%	9.13%
Consumer loans	1,755,532	1,774,802	102,480	106,202	11.77%	12.07%

Total loans (4) (5)	11,193,901	12,645,234	455,346	486,637	8.20%	7.76%

Total earning assets	$16,714,192	$19,707,727	$606,253	$679,101	7.31%	6.95%

Interest-bearing liabilities:
Interest-bearing deposits	$10,462,227	$12,422,245	$252,312	$269,758	4.86%	4.38%
Other borrowed funds	3,742,210	4,997,313	95,470	117,733	5.14%	4.75%
FHLB advances	646,242	301,427	17,198	7,045	5.37%	4.71%

Total interest-bearing liabilities (6)	$14,850,679	$17,720,985	$364,980	$394,536	4.96%	4.49%

Net interest income			$241,273	$284,565

Interest rate spread					2.35%	2.46%
Net interest margin					2.91%	2.91%
(1)	On a tax equivalent basis. The tax equivalent yield was estimated by dividing the interest rate spread on exempt assets by (1 less PR statutory tax rate (39% for 2007 and 43.5% for the Corporation’s Puerto Rico banking subsidiary in 2006 and 41.5% for all other subsidiaries in 2006)) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments (including the ineffective portion after the adoption of hedge accounting in the second quarter of 2006), unrealized gains or losses on SFAS 159 liabilities, and basis adjustment amortization or accretion are excluded from interest income and interest expense for average rate calculation purposes because the changes in valuation do not affect interest paid or received.

(2)	Government obligations include debt issued by government sponsored agencies.

(3)	Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

(4)	Average loan balances include the average of non-accruing loans, on which interest income is recognized when collected.

(5)	Interest income on loans includes $2.4 million and $3.4 million for the second quarter of 2007 and 2006, respectively, and $5.9 million and $7.0 million for the six-month period ended June 30, 2007 and 2006, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

(6)	Unrealized gains and losses on SFAS 159 liabilities are excluded from average volumes.

Table 3. Non-Interest Income

	Quarter ended		Six-Month Period Ended
	June 30,		June 30,
(In thousands)	2007	2006	2007	2006

Other service charges on loans	$2,418	$1,467	$4,209	$2,953
Service charges on deposit accounts	3,185	3,278	6,376	6,555
Mortgage banking activities gain (loss)	351	427	1,113	(148)
Rental income	669	838	1,333	1,611
Insurance income	2,625	2,812	5,574	5,869
Other commissions and fees	68	1,256	129	1,336
Other operating income	3,023	3,211	6,270	6,410

Non-interest income before net (loss) gain on investments, net (loss) gain on partial extinguishment and recharacterization of secured commercial loans to local financial institutions and gain on sale of credit card portfolio	12,339	13,289	25,004	24,586

Net gain (loss) on sale of investments	—	951	(732)	2,375
Impairment on investments	(1,436)	(817)	(2,863)	(2,950)

Net (loss) gain on investments	(1,436)	134	(3,595)	(575)
(Loss) gain on partial extinguishment and recharacterization of secured commercial loans to local financial institutions	—	(11,640)	2,497	(11,640)
Gain on sale of credit card portfolio	—	—	2,819	—

Total	$10,903	$1,783	$26,725	$12,371

Table 4. Non-Interest Expenses

	Quarter ended		Six-Month Period Ended
	June 30,		June 30,
(In thousands)	2007	2006	2007	2006

Employees’ compensation and benefits	$33,352	$29,870	$69,724	$63,995
Occupancy and equipment	14,496	13,624	28,878	26,330
Deposit insurance premium	328	390	684	789
Other taxes, insurance and supervisory fees	5,124	4,078	10,041	7,935
Professional fees - recurring	3,343	3,801	6,745	6,138
Professional Fees - non-recurring	2,265	6,342	5,260	11,398
Servicing and processing fees	1,656	1,771	3,375	3,952
Business promotion	4,864	4,324	9,794	8,098
Communications	2,169	2,012	4,397	4,468
Other	5,857	4,828	13,920	9,675

Total	$73,454	$71,040	$152,818	$142,778

Table 5. Loans Portfolio
Composition of the loan portfolio including loans held for sale at year-end.

	June 30,	December 31,	June 30,
(In thousands)	2007	2006	2006

Residential real estate loans	$2,924,697	$2,772,630	$2,648,199

Commercial loans:
Construction loans	1,459,774	1,511,608	1,560,580
Commercial real estate loans	1,278,995	1,215,040	1,152,796
Commercial loans	2,813,448	2,698,141	2,441,329
Loans to local financial institutions collateralized by real estate mortgages and pass-through trust certificates	663,931	932,013	992,586

Commercial loans	6,216,148	6,356,802	6,147,291

Finance leases	386,267	361,631	325,867

Consumer and other loans	1,721,567	1,772,917	1,783,902

Total loans	$11,248,679	$11,263,980	$10,905,259

Table 6. Non-Performing Assets

	June 30,	December 31,	June 30,
(Dollars in thousands)	2007	2006	2006

Non-accruing loans:
Residential real estate	$147,954	$114,828	$85,542
Commercial, commercial real estate and construction	119,891	82,713	49,140
Finance leases	6,987	8,045	6,125
Consumer	40,732	46,501	43,169

	315,564	252,087	183,976

Other real estate owned	6,280	2,870	3,435
Other repossessed property	14,100	12,103	15,000

Total non-performing assets	$335,944	$267,060	$202,411

Allowance for loan and lease losses	$165,009	$158,296	$146,527
Allowance to total non-accruing loans	52%	63%	80%
Allowance to total non-accruing loans, excluding residential real estate loans	98%	115%	149%

Table 7. Capital Position
The Corporation’s and its banking subsidiary’s regulatory capital positions.

		Banking Subsidiaries
	First		FirstBank	To be well
	BanCorp	FirstBank	Florida	capitalized
As of June 30, 2007

Total capital (Total capital to risk-weighted assets)	13.69%	13.72%	11.07%	10.00%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	12.51%	12.50%	10.65%	6.00%
Leverage ratio (1)	8.93%	8.79%	7.86%	5.00%

As of December 31, 2006

Total capital (Total capital to risk-weighted assets)	12.46%	12.25%	11.35%	10.00%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	11.27%	11.02%	10.96%	6.00%
Leverage ratio (1)	7.97%	7.76%	8.10%	5.00%

As of June 30, 2006

Total capital (Total capital to risk-weighted assets)	12.60%	12.74%	10.08%	10.00%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	11.47%	11.56%	9.73%	6.00%
Leverage ratio (1)	6.56%	6.53%	7.36%	5.00%

(1)	Tier 1 capital to average assets in the case of First BanCorp and FirstBank and Tier 1 Capital to adjusted total assets in the case of FirstBank Florida.
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